Exhibit 10.4

THIRD AMENDMENT TO COMMON STOCK PURCHASE AGREEMENT AND WARRANT

Corgenix Medical Corporation, a Nevada corporation (the “Company”), and Medical & Biological Laboratories Co., Ltd., a corporation organized under the laws of Japan (the “Purchaser”), hereby amend, as of the first day of August, 2010 (this “Third Amendment”), certain provisions of the Common Stock Purchase Agreement dated as of July 1, 2002 and the Common Stock Purchase Warrant dated as of July 3, 2002, each by and between the Company and the Purchaser (the “Purchase Agreement”).

WITNESSETH

WHEREAS, the Company and the Purchaser’s U.S. subsidiary, RhiGene, Inc. entered into a Distribution Agreement dated as of March 14, 2002 (the “Distribution Agreement”) providing the Company with certain distribution rights to products manufactured by the Purchaser; and

WHEREAS, on July 1, 2002, the Company entered into a Common Stock Purchase Agreement with the Purchaser (the “Purchase Agreement”) whereby the Purchaser purchased 880,282 shares of the Company’s restricted common stock (the “Purchased Stock”) at a purchase price of $0.568 per share (an investment of $500,000), and simultaneously with the execution of the Purchase Agreement, the Purchaser also received a Common Stock Purchase Warrant (the “Warrant”), which entitles the Purchaser to purchase an additional 880,282 shares of the Company’s common stock at a price of $0.568 per share (a potential investment of $500,000); and

WHEREAS, the Purchase Agreement included a put right entitling the Purchaser to require the Company to repurchase the Purchased Stock upon termination of the Distribution Agreement according to repayment terms set forth therein; and

WHEREAS, on March 31, 2005, the Distribution Agreement was terminated; and

WHEREAS, on March 31, 2005, the Company and MBL International Corporation (“MBLI”), a U.S. subsidiary of the Purchaser, entered into a new distribution agreement (the “MBLI Distribution Agreement”) providing the Company with certain distribution rights to products manufactured by the Purchaser; and

WHEREAS, on August 1, 2005 the Company entered into an Amendment to Common Stock Purchase Agreement and Common Stock Purchase Warrant with the Purchaser (the “First Amendment”) whereby the rights to exercise the Warrant were extended until August 1, 2008, or such later date as the promissory note referred to in such Warrant is paid in full, at a lower exercise price of $0.40 per share, the Purchaser’s put right was exchanged for a promissory note (the “Original Promissory Note”) in the face amount of $250,000 made payable to the Purchaser whereby the Company would repurchase one-half of the Purchased Stock (440,141 shares) over a thirty-six month period commencing as of September 1, 2005 and ending August 1, 2008 under certain terns and conditions, during the thirty-six month period the Purchaser would attempt to sell in good faith on the open market the Purchased Stock not being repurchased by the Company, and on August 1, 2008, the Company would purchase any remaining stock then held by the Purchaser (the “Remaining Stock”) at a purchase price of $0.568 per share; and

WHEREAS, on August 1, 2008 in lieu of the Company’s purchase of all of the Remaining Stock as set forth in the First Amendment, the Company and the Purchaser entered into a Second Amendment to Common Stock Purchase Agreement and Common Stock Purchase Warrant (the “Second Amendment”) whereby the rights to exercise the Warrant were extended until August 1, 2010, or such later date as the promissory note referred to in such Warrant would be paid in full, at a lower exercise price of $0.40 per share, the Company issued a second promissory note (the “Second Promissory Note”) in the face amount of $125,000 made payable to the Purchaser, whereby the Company would repurchase one-half of the Purchased Stock (220,070 shares) over a twenty-four month period commencing as of September 1, 2008 and ending August 1, 2010 under certain terms and conditions, during the twenty-four month period the Purchaser would attempt to sell in good faith on the open market the Purchased Stock not being repurchased by the Company, and on August 1, 2010, the Company would purchase any Remaining Stock then held by the Purchaser at a purchase price of $0.568 per share; and

WHEREAS, as of the date of this Third Amendment, the Company has repurchased 440,141 shares of the Company’s Common Stock held by the Purchaser through payment in full of the Original Promissory Note and, upon the payment in full of the Second Promissory Note, the Company will have repurchased an additional 220,070 shares of the Company’s Common Stock held by the Purchaser (for a total repurchase of 660,211 shares), and the Purchaser will continue to hold an additional 220,071 shares of Company Common Stock; and

WHEREAS, the Company and the Purchaser have evaluated certain of the original provisions of the Purchase Agreement and the Warrant, as amended to date, and have deemed it to be in their best interests, respectively, to amend the repayment terns associated with the Purchaser’s rights with respect to the Remaining Stock.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

(1)           The second sentence of Section 1.2 of the Purchase Agreement is hereby deleted in its entirety, and replaced with the following:

“The Warrant shall be exercisable until August 1, 2012 at 5:00 pm Mountain Daylight Time; provided however that the right to exercise the Warrant shall be extended until the later of: (a) the date on which all amounts owed under the promissory note of the Company dated as of August 1, 2010 issued to Medical and Biological Laboratories, Co., Ltd. (“MBL”) are paid in full, and (b) the date on which all remaining Purchased Shares held by the Purchaser shall have been sold in the open market by MBL (at its option) or repurchased by the Company (the “Expiration Date”).”

(2)           Sections 8.2(C) and (D) of the Purchase Agreement (as amended by the First Amendment and the Second Amendment)are hereby deleted in their entirety and replaced with the following:

“(C) The Company shall execute, issue and deliver to the Purchaser a promissory note (the “Third Promissory Note”) in the face amount of $125,000 made payable to the Purchaser, in the form attached hereto as Exhibit A, the proceeds of which the Company shall use to repurchase the remaining 220,071 shares of the Purchased Stock held by the Purchaser. Said promissory note shall be payable over a two-year period commencing as of September 1, 2010 and ending August 1, 2012 during which term payments of principal and accrued interest shall be made. For as long as any principal amount of the Third Promissory Note remains outstanding, and subject to the optional ability of the Company to make prepayments pursuant to the Third Promissory Note, the Company shall make principal payments to the Purchaser on the first day of each calendar month, commencing September 1, 2010, as follows: the first twenty three (23) monthly installments shall each be in the amount of FIVE THOUSAND TWO HUNDRED DOLLARS ($5,200); and the last monthly installment shall be in the amount of FIVE THOUSAND FOUR HUNDRED DOLLARS ($5,400). Interest on the unpaid balance of the promissory note shall accrue at a per annum rate equal to the Prime Rate as published in The Wall Street Journal, plus two percent (2%), and shall be paid monthly together with principal payments.

(D) Within thirty (30) days of the execution of the Third Promissory Note, the Purchaser shall return to the Company’s transfer agent the stock certificate representing the 220,071 shares of Purchased Stock owned by the Purchaser as of the date of the Second Promissory Note, with instructions to the transfer agent to issue in replacement to the Purchaser nine (9) certificates representing the following blocks of Purchased Stock: seven (7) certificates each for twenty-seven thousand five hundred eight (27,508) shares; and one (1) certificate for twenty-seven thousand five hundred fifteen (27,515) shares. The Company shall pay any necessary fees to the transfer agent for effecting the above action.

No later than fifteen (15) days following the receipt by the Purchaser of payment by the Company of all principal installments, plus accrued and unpaid interest, then due under the Third Promissory Note, in accordance with the schedule attached to the Third Promissory Note as Schedule I, the Purchaser shall return to the Company for cancellation the stock certificate or certificates for the number of shares of stock as set forth on such Schedule I that corresponds to such payment, together with executed stock powers sufficient to transfer said shares back to the Company.

(3)           Section 8.2(E) of the Purchase Agreement (which was added by the Second Amendment) is hereby deleted in its entirety.

(4)           The first sentence of Section 2 of the Warrant is hereby amended by deleting the phrase:“This Warrant may be exercised prior to the VOID date set forth above, but only during the term and continuance of that certain Distribution Agreement & OEM Supply Agreement dated as of March 14, 2002 between the Company and RhiGene Inc., a domestic U.S. subsidiary of Holder (“Distribution Agreement”),” and substituting the following therefor:

This Warrant may be exercised on or prior to the Expiration Date as described in Section 13 hereof,”

(5)           Section 13 of the Warrant is hereby deleted in its entirety and replaced with the following:

“This Warrant shall be exercisable until August 1, 2012 at 5:00 pm Mountain Daylight Time; provided however that the right to exercise the Warrant shall be extended until the later of. (a) the date on which all amounts owed under the promissory note of the Company dated August 1, 2010 issued to Medical and Biological Laboratories, Co., Ltd. (“MBL”) are paid in full, and (b) the date on which all remaining shares of Company Common Stock held by MBL shall have been sold in the open market by MBL (at its option) or repurchased by the Company (the “Expiration Date”).”

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Third Amendment as of the date first written above.

CORGENIX MEDICAL CORPORATION, a Nevada Corporation

By:	s/Douglass T. Simpson:

Name:.	Douglass T. Simpson

Title:	President and CEO

MEDICAL & BIOLOGICAL LABORATORIES CO., LTD.,
a corporation organized under he laws of Japan

By:	s/ Katsuhiko Nishida

Name:	Katsuhiko Nishida

Title:	President and CEO